Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), entered into effective as of this 2nd day of August, 2021 (the “Effective Date”), is by and between Arjun Aggarwal (“Mr. Aggarwal” or the “Consultant”), an individual, and HealthScape Advisors, LLC, an Illinois limited liability company (the “Company”).

WITNESSETH:

NOW THEREFORE, in consideration of the premise and the mutual covenants set forth herein, the parties agree as follows:

1.          Termination of Employment; Existing Equity Awards.  Mr. Aggarwal acknowledges that (a) he has terminated his employment with Convey Holding Parent, Inc. (“Convey”) and its subsidiaries, effective as of July 7, 2021, (b) such termination constitutes a resignation without Good Reason pursuant to that certain Employment Agreement by and among Mr. Aggarwal, Convey Health Solutions, Inc., and Convey, undated and entered into in 2019 (the “Employment Agreement”), (c) the terms of the Employment Agreement intended to survive the termination of Mr. Aggarwal’s employment with Convey and its subsidiaries continue to survive in accordance with such terms, notwithstanding such termination, (d) grants of equity awards in Convey in connection with Convey’s initial public offering, consisting of options to purchase 111,607 shares of Convey common stock (“Common Stock”), and 44,643 shares of restricted stock units in Convey, were, in each case, forfeited for no consideration in connection with such termination of employment, and (e) grants of equity awards in Convey made to Mr. Aggarwal pursuant to the Option Award Agreement, dated as of March 2, 2020 between Convey and Mr. Aggarwal (the “2020 Option Award Agreement”), to the extent, unvested, were forfeited for no consideration in connection with such termination, and to the extent vested, shall remain subject to the terms of such award agreement, including, without limitation, Section 4(c) thereof.

2.          Consulting Engagement and Term.  For a term commencing as of the Effective Date and ending on August 1, 2022, the Company shall engage the Consultant to serve the Company in various capacities as described herein; provided, however, that the Company and the Consultant may mutually agree in writing to extend the term of the Agreement (such term, and any extensions thereof, the “Consulting Period”). The Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth. Consultant may perform the services from a remote location and shall not be required to perform the services on the premises of the Company (or other specific work location).

3.          Duties During Consulting Period.  Consultant shall devote his efforts to the performance of his Consulting Services (as hereinafter defined), and shall faithfully perform his assigned duties including advising and consulting Company on various matters as requested by Company, such as business development and other client engagement matters as agreed upon by both parties (the “Consulting Services”). Notwithstanding the foregoing, the Company acknowledges and agrees that Consultant’s engagement with the Company is on a non-exclusive basis and nothing in this Agreement or otherwise shall limit or restrict Consultant’s performance of services for any other service recipient, subject to Sections 5-9 hereof.

4.          Compensation.  In consideration for the Consulting Services rendered by the Consultant hereunder, the Company shall pay the Consultant compensation as follows:

a.          Equity Grants.  On the Effective Date, the Company shall grant Consultant (i) fully-vested Restricted Stock Units (the “RSUs”), with an aggregate value of $75,000 based on the closing price of the Common Stock on the New York Stock Exchange (the “Closing Price”) on the Effective Date and (ii) fully vested stock options with a per share exercise price equal to the Closing Price on the Effective Date, an expiration date on the fifth anniversary of the date of grant and covering a number of shares of Common Stock such that the aggregate financial accounting grant date fair value of such stock options shall be equal to $75,000, in each case, as determined by the Company. The grant of the fully-vested RSUs and stock options is contingent, in each case, on Consultant’s execution of a notice of grant agreement pursuant to Convey’s 2021 Omnibus Incentive Compensation Plan.

b.          Expenses.  In the event the Consultant incurs actual, documented and reasonable out-of-pocket expenses directly related to the performance of his duties hereunder, the Company shall reimburse the Consultant for such expenses so long as such expenses are reimbursable under Company’s standard travel and expense policy.

c.          Taxes.  Each of the Company and the Consultant will bear its own federal, state, or local tax consequences resulting from the Agreement and will not look to the other party for any reimbursement, offset, or gross-up to the consideration as a result of such liability.

5.          Confidential Information.

a.          The Consultant shall, while engaged as a consultant by the Company and for a period of five (5) years following the expiration or termination of the Agreement, preserve in confidence all Confidential Information. “Confidential Information” includes, but is not limited to, customer lists, prospective customers, contractual agreements, pricing, marketing, finances, sourcing, personnel, or any other information that a person should reasonably know to be confidential information of the Company or the Company’s clients. Any Confidential Information that the Consultant accesses or develops in connection with the Consulting Services, including but not limited to any Deliverables (as hereinafter defined) shall be subject to the terms and conditions of this clause. The Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Consulting Services. The Consultant shall immediately notify the Company in the event the Consultant becomes aware of any loss or disclosure of any Confidential Information. Notwithstanding anything to the contrary contained in this Section 5, Consultant may deliver or disclose Confidential Information to (A) his financial advisors, accountants and other professional advisors who are bound by obligations of confidentiality, (B) any federal or state regulatory authority having jurisdiction over Consultant to the extent required to effect compliance with any applicable law or in connection with any audit or other proceeding by such authority, (C) in response to any subpoena or other legal process, or (D) in the enforcement of Consultant’s rights or remedies against the Company or its affiliates.

b.          Confidential Information does not include information that: (i) is or becomes generally available to the public other than through the Consultant’s breach of the Agreement or other non-disclosure obligation of Consultant; (ii) is communicated to the Consultant by a third party that had no confidentiality obligations with respect to such information, or (iii) is the product of Consultant’s general knowledge, education, training and/or experience obtained prior to his association with the Company, Convey, or any of their respective subsidiaries or affiliates or their respective predecessors in interest without the benefit of any non-public information of the Company, Convey, or any of their respective subsidiaries or affiliates and which does not relate to the business of the Company, Convey, or their respective subsidiaries or affiliates.

6.          Company Property.  It is specifically understood and agreed that all property pertaining to the business of the Company or its operations and processes, is and shall remain the sole and exclusive property of the Company and that upon request of the Company while engaged as a consultant, or upon the termination of such relationship, the Consultant shall promptly surrender to the Company all such property and all copies thereof which shall be under the Consultant’s control or in the Consultant’s possession.

The Consultant shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all writings, technology, inventions, discoveries, improvements, techniques, technical information, processes, methods, concepts, research, proposals, materials, suggestions or ideas and all other work product of any nature whatsoever relating in any way to the products or services of the Company which the Consultant may conceive, prepare, author, edit, modify, develop or acquire while engaged by the Company (“Deliverables”) including all patents, copyrights, trademarks (together the with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (the “Intellectual Property Rights”).  In connection therewith, the Consultant shall promptly at all times prior to and following the termination of the Agreement:

a.          Promptly take such further actions, including executing and delivering all such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to apply for, prosecute, register, maintain, perfect, record, vest title to or enforce its rights to the Intellectual Property Rights to enable the Company to obtain and maintain the entire right and title thereto throughout the world. In the event the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, the Consultant hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact to act for and on his behalf to solely execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of the Intellectual Property Rights with the same legal force and effect as if Consultant had executed them. Consultant agrees that the power of attorney is coupled with an interest.

b.          Render to the Company at its expense all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents, and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

c.          The work product embodied in the Deliverables, including any rights in Company intellectual property, is the Company’s sole and exclusive property.  To the extent any Deliverable is not considered a work made for hire under 17 U.S.C. § 101 or otherwise automatically owned by the Company under applicable law, Consultant hereby assigns and agrees to assign to the Company all of Consultant’s right, title and interest in and to any and all Deliverables and Company intellectual property and agrees to execute any document requested by the Company memorializing this assignment.  To  the extent any intellectual property rights of Company’s clients are acquired by Consultant, Consultant hereby assigns and agrees to assign to the applicable client all of Consultant’s right, title and interest in and to any and all intellectual property of such client and agrees to execute any document requested by Company or such client memorializing this assignment.

d.          To the extent the Deliverables contain Consultant’s intellectual property, Consultant grants Company and its applicable clients a perpetual, irrevocable, non-exclusive, non-assignable, royalty-free license to use the Consultant’s intellectual property in connection with the Deliverables. If the Deliverables are subject to any third party rights in software or intellectual property, Consultant shall notify Company of such rights and will assist Consultant in taking any and all steps to comply with any associated third party licenses.

7.          Non-Competition.  By and in consideration of the Company entering into this Agreement, and in further consideration of the Consultant’s exposure to the Confidential Information and eligibility to receive and/or receipt of the equity awards described in Paragraph 4.a, the Consultant agrees that the Consultant shall not, during the Consulting Period and for the longer of (x) one (1) year after the Consultant’s termination of employment or (y) six (6) months following the termination of the Consulting Services for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by the Consultant of two percent or less of the outstanding securities of any class of equity of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Paragraph 7, so long as the Consultant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (Y) being employed by an entity, standing alone, be prohibited by this Paragraph 7, so long as the entity has more than one discrete and readily distinguishable part of its business and the Consultant’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise, or (Z) being employed by or providing services to a private equity firm or fund or other investor group who may own or seek to acquire one or more portfolio companies that would constitute a Restricted Enterprise, standing alone, be prohibited by this Paragraph 7, provided, that, for purposes of this subclause (Z), the Consultant is not directly involved, in any capacity, with any portfolio company (or the acquisition thereof) that would constitute a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any person or entity that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in competition with a business of the Company, Convey or any of their respective subsidiaries, which (i) is in the business of providing software products or consulting services to government programs, health plans (including specialty health organizations such as dental, behavioral and vision clients), or provider organizations (“Restricted Business Customers”), including, where software products or consulting services are concerned, providing Restricted Business Customers assistance operationally and/or strategically in the areas of compliance, sales, operations, marketing, clinical, pharmacy, quality, risk adjustment, provider networking, business intelligence / analytics, provider communications, clinical data exchange, data integrity and payment / premium integrity, or (ii) is in the business of providing technology and services for health plans supporting plan administration and supplemental benefits that the Company, Convey or any of their respective subsidiaries is providing in any country or territory in which the Company, Convey, or any of their respective subsidiaries markets any of its or their services or products, or, as of the date of the Effective Date, has substantially commenced plans to begin marketing any of its services or products in such country or territory. For the avoidance of doubt, the obligations of the Consultant under paragraphs 5 through 10 shall run concurrently with, and in addition to, any similar existing obligations, including, without limitation, under the Employment Agreement, that certain Rollover and Support Agreement, dated as of June 19, 2019, by and among Cannes Parent, Inc., Convey Holding Parent, Inc. (f/k/a Cannes Holding Parent, Inc.), and the Consultant, and any other agreements to which the Consultant is a party, and the remedies under paragraph 11 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

8.          Non-Solicitation of Employees.  During the Restriction Period, the Consultant shall not directly or indirectly hire, induce or solicit (or assist any person to hire, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, inducing or solicitation was, an employee of the Company, Convey or any of their respective subsidiaries.

9.          Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out his responsibilities for the Company, Convey and their respective subsidiaries), the Consultant shall not individually, or at his direction or supervision of others, induce or solicit (or assist any person to induce or solicit) any customer or client of the Company, Convey or any of their respective subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company, Convey or any of their respective subsidiaries, or directly or indirectly interfere with (or assist any person to interfere with) any material relationship between the Company, Convey or any of their respective subsidiaries and any of its or their customers or clients so as to cause harm to the Company, Convey or any of their respective subsidiaries.

10.          Non-Disparagement.  From and after the Effective Date and following termination of the Consultant’s engagement with the Company, the Consultant agrees not to, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, managers, members, partners, or stockholders (excluding with respect to Convey, its public stockholders). From and after the Effective Date and following termination of the Consultant’s engagement with the Company, the Company agrees, and the Company shall use reasonable best efforts to cause its executives and directors to agree, not to, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of Consultant. Notwithstanding the foregoing, nothing herein shall prevent a person from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

11.          Remedies.  In the event of a breach by the Consultant of the provisions of Paragraphs 5 to 10 of the Agreement, the Consultant acknowledges that the remedy at law would be inadequate and that the Company shall be entitled to seek an injunction restraining the Consultant from such breach in addition to monetary damages and any other remedy provided by law.

12.          Termination.

a.          The Consultant and the Company shall have the right to terminate the Agreement for any reason whatsoever or for no reason whatsoever, upon thirty (30) days prior notice to the other. In the event of the termination of the Agreement by the Consultant or the Company, Consultant shall be reimbursed for business expenses in accordance with Paragraph 4.b of the Agreement through the date of termination and no further amounts whatsoever shall be payable hereunder.

b.          The Company shall have the right to terminate the Agreement immediately For Cause (as defined herein). For purposes of the Agreement, “For Cause” shall mean: (i) the conviction of or plea of guilty or nolo contendere by the Consultant to a felony, or a crime involving moral turpitude or a crime providing for a term of imprisonment of one year or more (which shall not in any event include traffic offenses); (ii) the Consultant engages in any fraud, misrepresentation, theft, embezzlement or misappropriation with respect to the Company, or its properties, funds or businesses; or (iii) the violation by the Consultant of any covenant or agreement contained in the Agreement or any other agreement with the Company which is not cured within thirty (30) days after written notice thereof to Consultant. In the event of a termination of the Agreement by the Company For Cause or termination by Consultant when the Company could have terminated the Agreement For Cause, Consultant shall forfeit all issued and outstanding stock options awarded to Consultant under the Agreement or the 2020 Option Award Agreement.

c.          Notwithstanding any termination of the Agreement, the parties’ obligations under Paragraphs 5 to 12 of the Agreement shall survive any such termination and continue in full force and effect for the periods set forth therein.

13.          Consultant Warranty.  Time is of the essence hereunder. Consultant warrants that the Consulting Services will be performed with reasonable care in a diligent manner and in accordance with the specifications provided by the Company to Consultant.

14.          Indemnification.

a.          The Company shall indemnify Consultant on terms no less favorable than those provided to any other executive officer or director of the Company against any and all demands, claims, actions or causes of action, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) to the extent the Losses result from any (i) breach of any representation, warranty, or obligation under the Agreement, (ii) negligence or misconduct of the Company, or (iii) bodily injury or death of any person or damage to real or tangible personal property to the extent arising from the acts or omissions of the Company.

b.          Consultant shall indemnify the Company and its subsidiaries and affiliates and its and their respective members, owners, officers, directors, employees, agents, successors and assigns against any and all Losses to the extent the Losses result from any (i) breach of any representation, warranty, or obligation under the Agreement, (ii) negligence or misconduct of Consultant, (iii) bodily injury or death of any person or damage to real or tangible personal property to the extent arising from the acts or omissions of Consultant, or (iv) infringement or alleged infringement of any intellectual property right relating to any of the Consulting Services provided under this Agreement.

15.          Notices.  All notices, requests, consents, claims, demands, waivers and other communications required or permitted to be provided under the Agreement shall be deemed properly furnished if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the Consultant at his address that is on file with the records of the Company and to the Company at its offices at 55 W. Monroe St., 21st Floor, Chicago, Illinois 60603, attn.: Kyle Stern, kstern@healthscape.com, with a copy to Convey Health Solutions, Inc., 100 SE 3rd Avenue, 26th Floor, Fort Lauderdale, 33394 attn: Stephen Farrell, sfarrell@conveyhs.com.

16.          Waiver of Breach.  The waiver by either party of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

17.          Assignment.  The Agreement shall not be assignable by either party except by the Company to any successor in interest of the Company’s business, which assumes the obligations of the Company hereunder.

18.          Entire Agreement.  The Agreement, the Employment Agreement and the 2020 Option Award Agreement contain the entire agreement of the parties relating to the subject matter hereof, supersedes any and all prior agreements and understanding regarding the subject matter hereof, and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing, consented to in writing by the Company and the Consultant.

19.          Applicable Law, Jurisdiction and Venue.  The Agreement and all matters arising out of or related to the Agreement and the Consulting Services shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce the Agreement shall be brought only in any state or federal court located in Cook County, Illinois. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

20.          HIPAA Compliance.  If the Consulting Services performed by the Consultant will allow the Consultant access to Protected Health Information (PHI), the Consultant will be required to sign a Business Associate Agreement, to be provided by the Company and incorporated into the Agreement.  In addition, the Consultant must have adequate HIPAA training and follow the Company’s policies and procedures that define how the Company maintains compliance with HIPAA rules, including but not limited to EPHI data transmissions.

21.          Conflict of Interest.  The Consultant is required to notify the Company of any conflicts of interest related to any of the Company’s clients as of the Effective Date of the Agreement and for the duration of the term.

22.          Security.  The Consultant is required to follow all security policies and procedures as provided by the Company.  The Consultant will notify the Company immediately at security@healthscape.com upon the discovery of any security incident.

23.          Flow Down Obligations. The Consultant agrees to comply with all requirements listed in Addendum 1 to the Agreement.

24.          Independent Contractor.  The Consultant will be, and at all times during the Agreement will remain, an independent contractor in relation to the Company.  Neither party is an agent, employee, partner or joint venturer of the other.  Neither party has any authority whatsoever to bind the other, by contract or otherwise, nor will either party represent that it has any such authority, express, implied or otherwise.  The Consultant will perform the Consulting Services under the general direction of the Company as to the result of such activity, but the Consultant will determine, in the Consultant’s sole discretion, the manner and means by which Consulting Services are accomplished.  The Consultant agrees that the Consultant will not have any rights to any of the Company’s employee fringe benefits, including, but not limited to, worker’s compensation benefits.

25.          Headings.  The headings of any of the Sections or Paragraphs hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

HEALTHSCAPE ADVISORS, LLC		ARJUN AGGARWAL

By:	/s/ Stephen Farrell	By:	/s/ Arjun Aggarwal
Name:	Stephen Farrell	Name:	Arjun Aggarwal
Title:	Chief Executive Officer

Addendum 1

Additional Security Requirements

Compliance with Laws. At all times, Consultant must demonstrate compliance with information security and confidentiality per applicable laws, regulations, executive orders, directives, policies, standards, and guidance, and access control.

Audit. At Company’s discretion, Company may audit Consultant’s reports, records, and services to assure compliance with appropriate information security, laws, regulations, executive orders, directives, policies, standards, and/or any other requirements included in the Agreement. In the event Company identifies any issue, Consultant shall remediate within the time designated by Company.

Company reserves the right to monitor any activity related to the Company’s assets. Should Company determine that Consultant is violating any terms of the Agreement, or misusing the Company’s assets, Company may revoke access to those assets.

At any time, the Company may audit the Consultant and his compliance with these Additional Security Requirements and/or the Agreements. Company may utilize a third-party to assist in carrying out these audit rights. Failure to comply with the provisions of this section will give Company the right to immediately terminate the Agreement.

Third Parties. Consultant shall identify any and all third parties involved in the provision of the Services. Company may approve or deny usage of the previously listed in its sole and absolute discretion. Consultant must monitor and assure compliance by such third parties.

Notification of Security Incident; General Notice. Consultant shall provide Company with timely notification (no longer than 24 hours after discovery) of a security incident and other business relationships impacted.
Should Consultant’s method of access to Company’s systems change, Consultant shall give prompt notice and the parties shall promptly renegotiate relevant terms of the Agreement.

Location of Services. All Services shall be provided at facilities or locations located in the United States.

Policies & Procedures. Consultant shall comply with all of Company’s information security controls and associated policies and procedures.

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